Filed by Google Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-142243

To All Holders of Equity Awards under Google’s 2004 Stock Plan (the “Plan”):

*** THIS IS AN INFORMATIONAL NOTICE ONLY — NO ACTION OR REPLY IS REQUIRED OF YOU ***

As you may know, Google recently filed a Form S-3 registration statement with the SEC in connection with the anticipated launch of the Transferable Stock Option (TSO) program. Google is required to provide holders of equity awards under the Plan the attached prospectus (also located on MOMA at the link listed below), which answers basic questions and gives a summary of the main features of the Plan, including the TSO program. This attached prospectus, together with all of the documents it incorporates by reference, including certain documents Google has filed with the SEC, constitute a prospectus covering Google securities that have been registered under the Securities Act of 1933.

In addition, if you hold any options under the Plan and you are an active Google employee, your options are hereby amended to add the transferability feature necessary to allow you to participate in the TSO program, although if you are member of EMG, your options are not eligible to participate in the TSO program. The amendment to your option agreement is attached to this email. As further described in the attached prospectus, if and when you decide to transfer any of your options under the TSO program, the terms and conditions of your options will, upon such transfer, be automatically amended pursuant to a warrant agreement, a copy of which will be filed with the SEC.

To obtain more information about the Plan, the administration of your awards or stock option grants, or the TSO program, see the following MOMA locations:

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You may also direct questions to, or request paper copies of, the attached prospectus and option agreement from Google’s Stock Administration team at the following email address, location and/or phone number:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

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Best regards,

Google Stock Administration Team

Google has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.